Old Point Releases First Quarter 2012 Earnings

• First quarter net income improves to $1.1 million
• Nonperforming assets improve by 36.17%
• Annualized net charge-offs to total loans drops to 0.50%

April 30, 2012 Hampton, VA                                              Old Point Financial Corporation (NASDAQ "OPOF") posted a profit of $1.1 million, or $0.22 per diluted share, for the quarter ended March 31, 2012, compared to net income of $345 thousand, or $0.07 per diluted share, in the same quarter of 2011. The increase in net income was due to a reduction in the provision for loan losses, from $1.8 million to $200 thousand when comparing the first quarters of 2011 and 2012. Decreases in loans and in nonperforming assets between the two quarters allowed management to reduce the provision.

On March 31, 2012, nonperforming assets were 36.17% lower than nonperforming assets as of March 31, 2011, due to a 37.58% decline in nonaccrual loans over the same time period. Net loans charged off in the first quarter of 2012 totaled only $610 thousand, compared to $4.7 million in the first quarter of 2011. Assets as of March 31, 2012 were $869.6 million, an increase of $20.1 million, or 2.36%, compared to assets as of December 31, 2011. This growth in assets has been driven by increased deposits, particularly low-cost deposits, which increased $11.8 million. As quality loan demand has decreased in recent years, Old Point is investing excess funds in securities that can be readily liquidated when loan demand recovers. In the first quarter of 2012, net loans decreased $29.8 million while cash and cash equivalents and securities available-for-sale increased $51.3 million.

The year-to-date net interest margin for 2012 was 3.59%, down 17 basis points from 3.76% for the first quarter of 2011. Over the past several years, Old Point’s net interest margin has improved as higher-cost time deposits repriced to the current, lower market rates. While the average rate on liabilities continued to decrease, the rate of change slowed during the first quarter of 2012 as most longer-term deposits had already repriced. In addition, the average rate on loans decreased between the first quarter of 2011 and the first quarter of 2012, as higher-yielding loans paid off or were renewed at current, lower rates. More significantly, the composition of earning assets has shifted: as average total loans have decreased from a lack of quality loan demand, a larger percent of earning assets have been invested in lower-yielding securities. Since investment securities typically yield less than loans, this shift to lower-yielding investments has had an impact on the Bank’s net interest margin in 2012.

In the first quarter of 2012, noninterest income was up $463 thousand or 16.49% when compared to 2011, mainly due to $314 thousand in realized gains on the sale of investment securities. During the first quarter of 2012, Old Point had the opportunity to sell certain investments and record a gain, without jeopardizing future interest income. These investment transactions lowered the duration of the portfolio and improved its cash flows.

Noninterest income improved in other areas as well, with the largest increases in income from fiduciary activities and in other service charges, commissions and fees. Income from fiduciary activities was up $56 thousand as the Trust company opened new accounts and expanded service offerings to existing customers, including an improved 401(k) product. A portion of the increase in income from fiduciary activities was a one-time event, but management hopes to continue introducing new customers to the many services Trust offers. Other service charges, commissions and fees grew $59 thousand due to increased revenues from debit cards and merchant processing services. Old Point has been focusing on diversifying noninterest income in response to declining interest income and new regulatory restrictions on some sources of noninterest income.

Old Point’s noninterest expense increased $384 thousand or 4.70% between the first quarters of 2011 and 2012. This increase was due to a $330 thousand growth in salaries and benefits, as several higher-paid positions were filled in 2011. Many of these newly-hired employees are in the Company’s private banking and lending areas and were hired to increase small business lending, treasury services, and lending in areas other than commercial real estate as part of management’s focus on increasing loans and noninterest income. Smaller increases were also seen in data processing, legal and audit expense, and losses on foreclosed assets. Data processing expenses increased as Old Point added new services at both the bank and Trust, as discussed above. Legal and audit expenses and losses on foreclosed assets increased as Old Point continues to work to reduce its nonperforming assets.

The increases in these expenses were partially offset by decreases in FDIC insurance expense and foreclosed assets expense of $124 thousand and $60 thousand, respectively. FDIC insurance expense declined due to regulatory changes effective April 1, 2011 in the method for calculating this expense. Expenses for the maintenance of foreclosed assets have declined as Old Point has worked successfully to sell these assets. Between March 31, 2011 and March 31, 2012, foreclosed assets decreased $3.7 million, or 33.37%, causing expenses to decline as well.

In the first quarter 2012, Old Point participated in a number of community initiatives and events, including the Virginia Festival of Jewish Film, the Girl Scouts of the Colonial Coast’s Samoa Soiree, Habitat for Humanity’s Raise the Roof Fundraiser, Patient Advocate’s A Promise of Hope Affair and Junior Achievement’s Hampton Roads Business Hall of Fame. For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-performing Assets (NPAs) as of March 31, 2012 were $21.3 million, down from $33.4 million on March 31, 2011. These numbers do not include restructured loans that are in nonaccrual or that are performing in accordance with their modified terms. Performing restructured loans totaled $4.4 million at March 31, 2012.
Allowance for Loan and Lease Losses (ALLL) as of March 31, 2012 was 1.65% of total loans; as of December 31, 2011, that measure was 1.63%.
Net loans charged off as a percent of total loans, on an annualized basis, were 0.50% for the quarter ended March 31, 2012, compared to 3.36% in the first quarter of 2011.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2011. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving Hampton Roads with 21 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	March 31,	December 31,
	2012	2011
	(unaudited)
Assets

Cash and due from banks	$7,313	$9,523
Interest-bearing due from banks	34,843	13,978
Federal funds sold	2,562	1,354
Cash and cash equivalents	44,718	24,855
Securities available-for-sale, at fair value	268,080	236,599
Securities held-to-maturity
(fair value approximates $1,522 and $1,526)	1,515	1,515
Restricted securities	3,451	3,451
Loans, net of allowance for loan losses of $8,087 and $8,498	482,041	511,829
Premises and equipment, net	30,173	30,264
Bank owned life insurance	21,817	21,593
Foreclosed assets, net of valuation allowance of $1,616 and $1,851	7,439	9,390
Other assets	10,348	10,008
	$869,582	$849,504

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$165,983	$163,639
Savings deposits	241,836	232,348
Time deposits	299,042	294,892
Total deposits	706,861	690,879
Overnight repurchase agreements	38,560	35,001
Term repurchase agreements	1,174	1,480
Federal Home Loan Bank advances	35,000	35,000
Accrued expenses and other liabilities	2,019	1,279
Total liabilities	783,614	763,639

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 and 4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,338	16,310
Retained earnings	45,939	45,109
Accumulated other comprehensive loss	(1,104)	(349)
Total stockholders' equity	85,968	85,865
	$869,582	$849,504

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$7,069	$8,402
Interest on due from banks	16	1
Interest on federal funds sold	0	8
Interest on securities:
Taxable	1,222	903
Tax-exempt	94	39
Dividends and interest on all other securities	21	12
Total interest and dividend income	8,422	9,365

Interest Expense:
Interest on savings and interest-bearing demand deposits	94	105
Interest on time deposits	976	1,266
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	16	53
Interest on Federal Home Loan Bank advances	425	421
Total interest expense	1,511	1,845
Net interest income	6,911	7,520
Provision for loan losses	200	1,800
Net interest income, after provision for loan losses	6,711	5,720

Noninterest Income:
Income from fiduciary activities	827	771
Service charges on deposit accounts	1,030	1,011
Other service charges, commissions and fees	797	738
Income from bank owned life insurance	224	202
Gain on sale of available-for-sale securities, net	314	0
Other operating income	76	83
Total noninterest income	3,268	2,805

Noninterest Expense:
Salaries and employee benefits	4,960	4,630
Occupancy and equipment	1,094	1,085
Data processing	383	328
FDIC insurance	281	405
Customer development	204	222
Legal and audit expense	184	143
Other outside service fees	152	144
Advertising	145	144
Employee professional development	142	133
Postage and courier expense	124	123
Foreclosed assets expense	71	131
Loss on write-down/sale of foreclosed assets	257	189
Other operating expense	553	489
Total noninterest expenses	8,550	8,166
Income before income taxes	1,429	359
Income tax expense	351	14
Net income	$1,078	$345

Basic Earnings per Share:
Average shares outstanding	4,959	4,937
Net income per share of common stock	$0.22	$0.07

Diluted Earnings per Share:
Average shares outstanding	4,959	4,937
Net income per share of common stock	$0.22	$0.07

Cash Dividends Declared	$0.05	$0.05

Old Point Financial Corporation and Subsidiaries
Selected Ratios	March 31,	December 31,	March 31,
	2012	2011	2011
Net Interest Margin Year-to-Date	3.59%	3.81%	3.76%
NPAs/Total Assets	2.45%	2.16%	3.87%
Annualized Net Charge Offs/Total Loans	0.50%	1.62%	3.36%
Allowance for Loan Losses/Total Loans	1.65%	1.63%	1.82%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$13,769	$8,475	$22,058
Loans> 90 days past due, but still accruing interest	79	517	129
Non-Performing Restructured Loans	0	0	0
Foreclosed Assets	7,439	9,390	11,164
Total Non-Performing Assets	$21,287	$18,382	$33,351

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$610	$8,430	$4,744
Year-to-Date Average Loans	$495,619	$544,523	$572,714
Year-to-Date Average Assets	$850,069	$853,849	$876,866
Year-to-Date Average Earning Assets	$777,856	$779,524	$804,532
Year-to-Date Average Deposits	$694,049	$683,657	$681,422
Year-to-Date Average Equity	$86,358	$83,322	$80,907